Exhibit 99.2

Please note that all the cigar industry reference  information came from the www.cigaraficionado.com and we have included this information in Exhibit 99.2.

http://www.cigaraficionado.com/Cigar/CA_Retailers/CA_Retailers_Index_Page/1,2564,,00.html

http://www.cigaraficionado.com/Cigar/CA_Restaurants/CA_Restaurant_Index

Restaurant City Country Big John's Neighborhood Bar Houston, TX United States Brennan's of Houston Houston, TX  Colorado Bar & Grill Houston, TX Downing Street Pub No. 10 Ltd. Houston, TX La Colombe d'Or Houston, TX Morton's of Chicago Houston, TX  Pappas Bros. Steakhouse Houston, TX Rainbow Lodge Houston, TX Sambuca Houston, TX  Shooters Billiards & Sports Cafe Houston, TX  Sullivan's Steakhouse Houston, TX Ginger Man Houston, TX United States Men's Club of Houston Houston, TX  Roxy Houston, TX St. Regis Hotel Houston Houston, TX